UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 12, 2005

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 Boston Street, Baltimore, MD 21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code: (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement

On May 12, 2005, First Mariner Bank (the "Bank"), a wholly owned subsidiary of First Mariner Bancorp (the "Company"), entered into a Lease Agreement (the "Lease") with Hale Properties LLC ("Hale Properties") to lease approximately 56,658 square feet of office space on the 4th and 16th floors of a new building currently under construction by Hale Properties, which is owned by Edwin F. Hale, Sr., CEO of the Bank and The Company. The Bank will pay rent in the amount of $25.00 per square foot, or $1,416,450 per year. The Bank will also pay an annual common area maintenance charge of $368,277 per year. The Bank has the option to lease up to 56,658 additional square feet of space within five years of occupancy at the current rate of $25.00 per square foot.

The Lease has a 10 year term, commencing within 90 days after receipt of written notice that the leased premises are available for the Bank's use and occupancy. The Bank has the option to extend the initial term for four additional terms of five years each.

In connection with the execution of the Lease, the Bank will enter into a Subordination, Non-Disturbance and Attornment Agreement with Hale Properties and CIBC Inc., which is Hale Properties’ lender.

These agreements were approved by the Company's Audit Committee and the independent members of the Board of Directors of the Bank and the Company, which believe that the Lease is comparable or at least favorable to market rates and terms.

A copy of the Lease is being filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits.

10.1	Lease Agreement dated May 12, 2005 between First Mariner Bancorp and Hale Properties, LLC (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: May 17, 2005	By:	/s/ Joseph Cicero
Joseph Cicero
President

EXHIBIT INDEX

10.1	Lease Agreement dated May 12, 2005 between First Mariner Bancorp and Hale Properties, LLC (filed herewith).